Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is made and entered into effective as of the 15th day of September, 2017 (the “Effective Date”), by and between Pluralsight, LLC (the “Company”) and James Budge (“Executive”).

RECITALS

Employee desires to be or is currently employed by the Company as an at-will employee. The Company desires to employ or continue employing Executive and Executive desires to be employed or continue to be employed by the Company on the terms and conditions set forth herein.

This Agreement, together with the Confidentiality, Intellectual Property Assignment and Non-Solicitation Agreement (the “Confidentiality Agreement”) executed by Executive concurrently herewith and the terms of which are incorporated herein by this reference, shall govern the terms and conditions of employment between the Executive and the Company. As of the Effective Date, this Agreement and the Confidentiality Agreement shall supersede and negate all previous agreements between the Company and Executive except as expressly set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Executive hereby mutually covenant and agree as set forth below.

1. Employment. The Company hereby agrees to employ Executive in the position of Chief Financial Officer, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth herein.

2. Term. Executive shall be employed by the Company from the Effective Date until Executive’s employment with the Company is terminated in accordance with Section 7 below (the “Term”).

3. Duties.

3.1 General Duties. Executive will have and perform those duties and responsibilities which are appropriate and customary to the position held by Executive and assigned or delegated to Executive from time to time by the Company’s CEO (the “CEO”). The CEO may, in its sole discretion, alter, modify, or change Executive’s duties, offices, positions, responsibilities and obligations set forth in this Agreement at any time.

3.2 Performance. To the best of Executive’s ability and experience, Executive will at all times loyally and conscientiously perform all duties, and discharge all responsibilities and obligations, required of and from Executive pursuant to the terms hereof and to the reasonable satisfaction of the Company. During the Term of this Agreement, Executive will be a full-time employee of the Company and will devote substantially all of his or her business time, energy, skill, and attention to the business of the Company, and the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services, and advice of Executive rendered to the Company. Executive shall faithfully adhere to, and execute, and fulfill all lawful policies established from time to time by the Company as well as all applicable federal, state, and local laws and regulations relating to the business of the Company and its associated operations.

3.3 Undivided Attention. During the Term, Executive agrees not to perform services for any other person, business, or entity unrelated to the Company, whether as an employee, independent contractor, or otherwise without the prior written consent of the CEO; it being understood that the CEO’s consent is likely to be granted where the services are in the nature of engaging in non-profit charitable/ civic activities or serving as an advisor or director to companies that do not compete with the business of the Company, provided that such pursuits or activities do not materially interfere with the services required to be rendered to the Company hereunder; provided, however, that nothing in this Agreement shall prohibit Executive’s pursuit of personal investment opportunities, provided that such pursuit does not interfere with the services required to be rendered to the Company hereunder, is consistent with the Company’s policies regarding conflicts of interest, including without limitation Section 8 hereof, and does not in any way violate or infringe the covenants set forth in this Agreement or the Confidentiality Agreement.

4. Compensation and Related Matters.

4.1 Base Salary. In consideration for services rendered to the Company as provided herein, the Company will pay to Executive a base salary at a rate of $0 per annum, payable in accordance with the Company’s standard payroll practices in effect from time to time (the “Base Salary”). The Base Salary may be increased or decreased from time to time in accordance with normal business practices of the Company. The Company will provide an amount up to $3,000 per year with 100% of such amount going to FSA contributions.

4.2 Bonus. During the term of this Agreement, Executive shall be eligible to participate in any annual bonus plan made available by the Company to its employees generally, which plan may be modified, amended or terminated at any time, in the Company’s discretion. Individual goals and performance assessment, and discretionary bonus payments, if any, will be determined by the Company’s CEO or Board of Directors (the “Board”). If Executive’s employment with the Company terminates for any reason, Executive shall not be entitled to any portion of the bonus applicable to the year in which Executive was terminated or for any calendar year thereafter.

4.3 Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including expenses of travel while away from home on business in the service of the Company, provided that all expenses are incurred, documented, and accounted for in accordance with the policies and procedures as are established from time to time by the Company.

4.4 Executive Benefit Plans. During the term of this Agreement, Executive is entitled to participate in any employee benefit plans that may be made available by the Company to its employees generally, including, but not limited to, cafeteria plans and health, life, dental, or other insurance plans as may be in effect and/or modified from time to time and in accordance with and subject to the qualification requirements and the terms, conditions, and limitations established from time to time for individual participation in such plans.

4.5 Paid Leave. Executive will be eligible to receive paid leave for vacation and/or sick leave consistent with policies adopted by the Company from time to time. Executive also will be entitled to all paid holidays given by the Company to its employees generally. Scheduling and use of paid leave and, if applicable, accrual of and compensation for unused paid leave, will be subject to the Company’s policies and procedures, as modified from time to time.

4.6 Employee Perquisites. During the term of this Agreement, Executive is entitled to participate in any employee perquisites that may be made available by the Company to its employees generally, including but not limited to (i) gym and wellness reimbursement of up to $50 per month; (ii) snacks, drinks and other food policies as may be in effect from time to time; and (iii) tuition reimbursement in pre-approved courses at pre-approved locations of up to $1,500 per semester or $3,000 per year. All perquisites and reimbursements referenced in this Section 4.6 are subject to change or discontinuation at any time in accordance with the normal business practices of the Company.

4.7 Deductions; Taxes. The Company shall have the right to deduct from the compensation due to Executive under this Agreement any and all sums required for Social Security, Medicare and other income withholding taxes and for any other federal, state, or local tax or charge which may be hereafter enacted or required by law as a charge on compensation of Executive. Neither the Company, nor any of its subsidiaries, affiliates, members, officers, managers, employees, or agents (a) has made any representation, assurance or guarantee to Executive regarding the tax treatment of any compensation to be paid to Executive hereunder; or (b) shall have any obligation or liability to indemnify, gross-up or reimburse Executive for, or hold him or her harmless against, any taxes or tax-related penalties or interest applicable to compensation earned by Executive under this Agreement or otherwise, including without limitation any taxes incurred under Internal Revenue Code (the “Code”) Sections 409A or 4999.

4.8 Corporate Housing. The Company will provide a housing reimbursement of up to $2,500 per month and reasonable travel reimbursement between California and Utah through August 31, 2018 (or such later date as may be determined by the Company’s CEO in his sole discretion). At such time as Executive is ready to relocate his family to Utah, the Company will cover reasonable relocation expenses.

5. Incentive Units. Nothing in this Agreement shall alter, limit, or void the respective rights and obligations of the parties with regard to any grant of incentive units to Executive under any Pluralsight Holdings, LLC Incentive Unit Offer Letter (the “Incentive Unit Offer Letter”).

6. Conflict of Interest. Executive will not become involved in a situation which reasonably might create or appear to create a conflict of interest, including but not limited to being connected directly or indirectly with any business (as owner, officer, director, manager, participant, licensee, consultant, shareholder, or the recipient of wages) which is involved with any aspect of Executive’s duties or which is in direct or indirect competition with the Company. Executive will report immediately any circumstances or situations arising in the future that might involve Executive or appear to involve Executive in a conflict of interest, including without limitation the reporting of gifts, entertainment, or any other personal favors given to or received from anyone with whom the Company has or is likely to have any business dealings which go beyond common courtesies usually associated with accepted business practices.

7. Termination. The employment of Executive hereunder shall be “at will” and may be terminated at any time, for any or no reason, by either the Company or Executive on thirty (30) days’ written notice to the other party. Notwithstanding the foregoing, (i) the Company may terminate Executive’s employment immediately and without prior notice for Cause (as defined below) or at the Company’s sole discretion by providing Executive with pay in lieu of the 30-day notice period; and (ii) the Executive may terminate the employment immediate and without prior notice for Good Reason (as defined below) and satisfaction of the criteria set forth in the definition of Good Reason. In the event Executive terminates this Agreement for any reason other than immediately for Good Cause, then during the 30-day notice period, the Company may in its sole discretion terminate Executive’s employment at any time, in which case all obligations of the Company to Executive shall cease except as set forth in Section 9 below.

8. Certain Defined Terms. For purposes of this Agreement:

8.1 “Cause” shall mean (i) Executive’s willful conduct that is materially injurious to the Company or any of its affiliates (whether monetary or otherwise) or the commission of any other material act or omission involving dishonesty with respect to the Company; (ii) Executive’s conviction of a felony or of a misdemeanor involving a crime of moral turpitude; (iii) Executive’s fraud, embezzlement, or misappropriation of any money, assets, or other property of the Company; (iv) Executive’s insubordination or other willful refusal to comply with any lawful request of the CEO or the Board, including without limitation failure to cooperate in any investigation conducted and/or undertaken by the Company that has reasonable and legitimate objectives; (v) Executive’s material breach of any of his or her obligations, duties, or agreements to the Company, including without limitation this Agreement or the Confidentiality Agreement, which breach cannot be cured or, if capable of being cured, is not cured within thirty (30) days after receipt of written notice of the need to cure from the CEO, CFO or General Counsel acting under the authority of the Board); (vi) Executive’s death; and/or (vii) Executive’s Disability (as defined below).

8.2 “Disability” shall mean any physical or mental incapacitation that results in Executive’s inability to perform substantially all of his or her duties and responsibilities for the Company for a total of ninety (90) consecutive working days, as determined in accordance with the Family and Medical Leave Act, or an aggregate of one hundred eighty (180) working days during any twelve-month period, as determined by the CFO in his or her good faith judgment.

8.3 “Good Reason” shall mean (i) a material adverse change in Executive’s job duties or authorities, including demotion or change in line of reporting, without Executive’s advance written consent; (ii) a reduction in the Base Salary without Executive’s advance written consent; and/or (iii) the Company’s material breach of this Agreement. Notwithstanding the foregoing, any act or failure to act by the Company shall not be deemed material unless the Company has failed to cure such act or failure to act within thirty (30) days of the date that the Company is provided written notice by Executive stating in reasonable detail the grounds for Executive’s determination of such act or failure to act, and Executive resigns from employment within thirty (30) days after the expiration of the Company’s cure period.

9. Effect of Termination.

9.1 Continuing Obligations. In the event Executive’s employment is terminated for any reason, all obligations of the Company and Executive under this Agreement shall cease, except that the terms of Section 10 and any other provision which by its terms is so intended shall survive such termination. Upon such termination, Executive or his or her estate (in the event of Executive’s death) shall be entitled to receive any applicable compensation, benefits, and reimbursements set forth in Section 4 through the date of termination. Executive acknowledges that upon termination of Executive’s employment, Executive is entitled to no other compensation, severance, or other benefits other than those specifically set forth in this Agreement and in the Incentive Unit Offer Letter.

9.2 Termination Without Cause / For Good Reason. If the Company terminates this Agreement without Cause, or if Executive terminates this Agreement for Good Reason, then subject to Executive’s execution and delivery to the Company within a time period specified by the Company after Executive’s effective date of termination (“Termination Date”) of a separation agreement and release of all claims (“Separation Agreement”) in a form acceptable to the Company and Executive’s non-revocation of such Separation Agreement: (i) the Company shall pay Executive severance pay in an amount equal to $200,000.00, less applicable withholdings (“Severance Payment”); and (ii) if Executive properly elects continuation coverage under the Company’s group medical insurance plan pursuant to Sections 601 through 607 of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”), the Company will pay that percentage of the premium for such medical plan coverage which the Company bears for similarly situated active Company employees and their enrolled family members immediately prior to the Termination Date through the earlier of (a) six (6) months from the Termination Date; (b) the date Executive first becomes eligible for coverage under any group health plan maintained by another employer of Executive or his or her spouse; or (c) the date such COBRA continuation coverage otherwise terminates as to Executive under the provisions of the Company’s group medical insurance plan (“COBRA Coverage”). Except as otherwise provided below, the Severance Payment shall be payable in equal periodic installments in accordance with the Company’s payroll practices and subject to withholding taxes on each regular payroll date of the Company commencing on the applicable Severance Commencement Date and continuing through the six month anniversary thereof (the “Severance Period”). The applicable Severance Commencement Date shall be the first regularly scheduled Company payroll date that is at least 45 days after the Executive’s Termination Date. Collectively, the Severance Payment and COBRA Coverage shall be referred to herein as the “Severance Benefits.”

9.2.1 Notwithstanding the foregoing, Executive shall be entitled to Severance Benefits in accordance with this Section 9.2 only so long as Executive has not breached any of the provisions of the Separation Agreement, the Confidentiality Agreement, or Section 10 of this Agreement.

9.2.2 Notwithstanding the foregoing, if any equity securities of the Company or of any direct or indirect entity that is an affiliate of the Company is “publicly traded” within the meaning of Code Section 409A(a)(2)(B) and Executive is a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) at the time this Agreement is terminated, then subject to Section 9.2.3 below, any Severance Payments otherwise payable to Executive during the first six months and one day following the date of his or her separation from service pursuant to this Section 9.2.2 shall be deferred until the date that is six months and one day following such separation from service, and if such payments are required to be so deferred, the first payment shall be in an amount equal to the total amount to which Executive would otherwise have been entitled to during the period following the date of termination if the deferral had not been required, less any portion of the Executive’s premium the Company paid on his or her behalf for COBRA coverage as set forth above.

9.2.3 Notwithstanding Section 9.2.2, any portion of the Severance Payments payable hereunder that do not exceed two times the lesser of (i) the sum of Executive’s annualized compensation based on the Executive’s annual rate of pay for the year immediately preceding the year of termination (or for the year of termination if Executive’s employment with Company commenced in the year of termination), adjusted for any increase in pay that was expected to continue indefinitely if the termination had not occurred and (ii) the Code Section 401(a)(17) limit applicable in the year of termination, shall be treated as separate benefits and payments for purposes of Code Section 409A, shall not be subject to the six-month and one-day delay rule in Section 9.2.2, and shall be paid as otherwise provided in Section 9.2

9.2.4 Notwithstanding the foregoing, the Severance Payment payable pursuant to this Section 9.2 shall be reduced by the amount of any compensation Executive earns with respect to any other employment during the Severance Period; provided that Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Notwithstanding any other provision of this Agreement, if, following the termination of his or her employment, Executive is entitled to payments or other benefits under this Section 9.2, but the Company later determines that Cause with respect to Executive exists or existed on, prior to, or after such termination of Executive, then (i) Executive shall not be entitled to any Severance Benefits pursuant to this Section 9.2, (ii) any and all Severance Benefits pursuant to this Section 9.2 shall cease, and (iii) any Separation Payments previously paid to Executive shall be returned immediately to the Company by Executive.

9.2.5 The Severance Benefits shall not constitute, and are not intended to constitute, an employee welfare benefit plan, a welfare plan, an employee pension benefit plan, a pension plan or any other plan under the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (ERISA).

9.3 Termination With Cause / Without Good Reason. If the Company terminates this Agreement for Cause or if Executive terminates this Agreement without Good Reason, then the Company shall pay Executive only his or her Base Salary due and owing through the date of termination of employment and shall have no obligation to pay any further sums to Executive other than Executive’s business expenses that shall be reimbursed in accordance with Section 4.3 above or as otherwise required under the Incentive Unit Offer Letter.

9.4 Return of Company Property. Upon ceasing employment with the Company for any reason, Executive shall immediately return to the Company, and Executive shall have absolutely no right to use, any equipment and/or tangible property entrusted to Executive by the Company.

10. Restrictive Covenants.

10.1 Acknowledgment. Executive acknowledges that (i) the Company has spent substantial time, effort, and money to develop the Company’s goodwill; recruitment and training of personnel, customer, author, and supplier relations; Confidential Information (as that term is defined in the Confidentiality Agreement); and its worldwide business in the educational technology and online software development training industry (the “Training Industry”); (ii) the Company’s customers, suppliers, authors, and independent contractors are and shall remain the sole and exclusive customers, suppliers, authors, and independent contractors of the Company; (iii) any new business or improvement in customer, supplier, author, or independent contractor relations attributable to Executive during Executive’s employment is for the sole benefit of the Company; (iv) the Company has and will continue to make a significant investment in the training and education of Executive, regardless of job title and department; (v) Executive will render services to the Company that are special, unique, and extraordinary; (vi) Executive’s efforts will contribute to the goodwill of the Company; and (vii) Executive has the means to support Executive and Executive’s dependents other than by engaging in the Training Industry as restricted herein.

10.2 Covenant Period. For purposes of this Agreement, the term “Covenant Period” shall be defined as beginning on the earlier of the date of Executive’s acceptance of an offer of employment with the Company or the Effective Date of this Agreement and continuing for one (1) year from the date of termination of Executive’s employment with the Company, whether Executive retires, resigns, quits, is fired or discharged, or otherwise ceases employment with the Company.

10.3 Covenant Not to Compete. As a material term of this Agreement and to protect the goodwill, the Confidential Information, and the business of the Company, Executive agrees that during the Term of this Agreement, Executive does not, and will not, have any relationship with any customer, supplier, or independent contractor of the Company that is independent of Executive’s role as an Executive of the Company, unless the Company has given its prior written consent. Executive further agrees that during the Covenant Period, Executive shall not, anywhere in the world which engages in the Training Industry, either individually or on behalf of or with any Person, directly or indirectly (a) compete with or against the Company or engage in any aspect of the Training Business in competition with the Company; (b) directly or indirectly own, manage, operate, control, be employed by, or provide management or consulting services to any individual, firm, corporation, entity, or organization (each, a “Person”)

(other than the Company, or any affiliate of the Company, or as a stockholder of less than 5% of the equities of a publicly traded corporation) that competes with, or is a competitor of, the Company (“Competing Person”); (c) discuss the possibility of employment or other relationship with any Competing Person; (d) render or provide any services to or for any Competing Person; or (e) discuss or otherwise deal with any customer, supplier, or independent contractor of the Company regarding the extent or nature of the present or future business of any customer, supplier, or independent contractor with the Company.

10.4 Reformation. The Company intends to restrict Executive under this Agreement only to the extent necessary for the protection of the Company’s legitimate business interests. The Company and Executive agree that the scope, duration, and geographic area provisions are reasonable. In the event a court of competent jurisdiction concludes that any provision of this Agreement is too restrictive, such provision(s) shall nevertheless be valid and enforceable to the fullest extent permitted by such court, and such provision(s) shall be reformed to the maximum scope, time, or geographic limitations determined appropriate by such court.

10.5 Remedies. The Company and Executive intend that the covenants of Executive are separate and independent of any covenants of the Company in this Agreement or elsewhere, and any breach by the Company shall not justify or excuse any breach by Executive. In the event of an actual or threatened breach of this Section 10, Executive specifically acknowledges that the Company will suffer irreparable damage and other damages beyond those that can be calculated, for which the Company has no adequate remedy at law. Executive therefore acknowledges that the Company shall be entitled to ex parte injunctive relief, both preliminary and permanent, immediately and permanently restraining Executive from such continuing or threatened breach. Executive hereby expressly waives any and all right to prior notice or to security in connection with temporary injunctive relief on behalf of the Company and to security in connection with permanent injunctive relief on behalf of the Company. Executive shall also remain liable for any damages sustained by reason of any actual or threatened breach by Executive of Sections 10. The exercise of one or more of the rights or remedies provided by this Agreement or otherwise shall not preclude the exercise of any other rights also provided.

11. Rights of Other Persons. Executive shall not disclose to the Company, or use in the performance of his or her work or responsibilities for the Company, any proprietary or confidential information, any trade secret, or any other intellectual property of (a) Executive, (b) any former employer of Executive, or (c) any other Person, unless the Company has received written authorization from Executive or such former employer or other Person and the Company has instructed Executive in writing to do so. The provisions of this Section 11 are not intended to create any rights as an intended or third-party beneficiary for any third party.

12. Executive’s Representations and Warranties. Executive acknowledges, represents and warrants that the Recitals above are true and correct, and that Executive has read and understands the terms of this Agreement and has had the opportunity, if Executive so desires, to consult with independent legal counsel. Executive further warrants and represents that Executive’s employment with the Company will not conflict with or be constrained by any prior employment or consulting agreement with any other Person, including but not limited to any prior employer.

13. Subpoena; Court Order; Other Legal Requirement. If Executive is requested, under the terms of a subpoena or order or other compulsory instrument issued by or under the authority of a court or arbitrator(s) of competent jurisdiction or by a governmental agency, or is advised in writing by counsel for any such party that there is otherwise a legal obligation to disclose (i) all or any part of the Confidential Information, (ii) the fact that the Confidential Information has been made available to Executive, or (iii) any of the terms, conditions, or other facts with respect to Executive’s employment with the Company or the services provided by Executive to the Company, Executive agrees to, at the Company’s expense: (1) provide the Company with prompt written notice of the existence, terms, and circumstances surrounding such request or requirement; (2) consult with the Company on the advisability of taking steps to resist or narrow that request; (3) if disclosure of Confidential Information is required, furnish only such portion of the Confidential Information as Executive is advised in writing by Executive’s counsel is legally required to be disclosed; and (4) cooperate with the Company, at the request of the Company and at the Company’s expense, in its efforts to obtain an order excusing the Confidential Information from disclosure, or an order or other reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is required to be disclosed.

14. Post-Employment Cooperation. During Executive’s employment and for a period of two (2) years after the termination of Executive’s employment with the Company for any reason, Executive, in good faith and using diligent efforts, shall reasonably cooperate and assist the Company, at the Company’s sole cost and expense, in any dispute, controversy, or litigation in which the Company may be involved (excluding any such proceeding in which Executive is an adverse party), including without limitation Executive’s participation in any court, arbitration, or other proceedings, the giving of testimony, the signing of affidavits or declarations, or such other reasonable cooperation and assistance as the Company or counsel for the Company may reasonably request.

15. Miscellaneous.

15.1 Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms to give as much effect as possible to the intentions of the parties under this Agreement.

15.2 Notices. Any notice required by this Agreement shall either be hand-delivered or sent by registered or certified mail, return receipt requested, to Executive’s residence or business address last known to the Company and to the Company’s regular business address last known to Executive or to such other address as a party may specify to the other in writing. Mailed notices shall be deemed delivered three days after the date of mailing.

15.3 New Employer Notification. Following the termination of this Agreement, Executive expressly consents to allow the Company to notify Executive’s subsequent employer(s) about the Company’s rights and Executive’s obligations under this Agreement.

15.4 Governing Law and Mandatory Venue. This Agreement shall be governed by the laws of the State of Utah without regard to any conflict of law provisions. All claims or disputes arising hereunder or in any way relating to Executive’s employment with the Company shall be subject to the exclusive jurisdiction of the state or federal courts situated in Salt Lake County, State of Utah, and each party hereby submits himself/herself/itself to the personal jurisdiction and mandatory venue of such courts. If any party violates this provision and files suit in another forum, the other party shall be entitled to anti-suit injunctive relief in the state and federal courts situated in Salt Lake County, State of Utah, enjoining the action in the improper forum.

15.5 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive agrees that this includes, but is not limited to, Section 10. This Agreement is for the unique personal services of Executive, and Executive shall not be entitled to assign any of Executive’s rights or obligations hereunder.

15.6 Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and except as expressly stated herein, supersedes all prior agreements and understandings with respect thereto. Notwithstanding any Utah statutory or common law to the contrary, this Agreement can be amended or modified only in a writing signed by Executive and the CFO, whether or not a claimed modification is supported by separate consideration.

15.7 No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

15.8 Headings. The headings herein contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

15.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF or other electronically delivered copies of signature pages to this Agreement shall be treated between the parties as original signatures for all purposes.

15.10 Attorneys’ Fees. Notwithstanding any Utah statutory or common law to the contrary, in the event of any action at law or in equity, whether relating to this Agreement or to Executive’s employment with the Company or the termination thereof, each party shall pay its/his/her own attorney’s fees incurred in prosecuting or defending any such action and hereby waives any right to seek attorney’s fees from the other party hereto.

15.11 Code Section 409A. To the extent any payments under this Agreement are subject to the provisions of Code Section 409A, it is intended that the Agreement will comply fully with and meet all the requirements of Code Section 409A. Notwithstanding anything in this Agreement to the contrary, the Employee acknowledges and agrees that neither the Company nor its subsidiaries, affiliates, owners, directors, managers, officers or other agents makes or has made any representation, warranty, covenant or commitment to the Employee regarding the tax treatment of any compensation or other benefits provided to the Employee, including without limitation any representation, warranty, covenant or commitment relating to Code Section 409A. Neither the Company, nor its subsidiaries, affiliates, owners, directors, managers, officers or other agents, shall have any obligation or liability to reimburse or indemnify the Employee for, or hold the Employee harmless against, any taxes imposed on the Employee under the Code or otherwise.

16. Waiver of Trial by Jury. The Company and Executive hereby irrevocably waive any and all constitutional, statutory, and other rights to a trial by jury in any and all actions or proceedings arising from or in any related to this Agreement or to Executive’s employment with the Company, including without limitation claims for breach of express or implied contract, discrimination, termination in violation of public policy, whistleblowing, defamation, and emotional distress.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THE COMPANY:

Pluralsight, LLC

By:	/s/ Aaron Skonnard

Name: Aaron Skonnard
Its: Chief Executive Officer

EXECUTIVE:

/s/ James Budge James Budge